Exhibit 10.8

Amendment Number One

Alliance Data Systems Corporation

2005 Long Term Incentive Plan

THIS AMENDMENT NUMBER ONE (“Amendment”) to the Alliance Data Systems Corporation 2005 Long Term Incentive Plan (the “Plan”) is made as of the 24th day of September, 2009.

The Board of Directors (the “Board”) and the Compensation Committee of the Board of Alliance Data Systems Corporation (the “Company”), at meetings held on September 23 and 24, 2009, approved an amendment to the Plan to allow for settlement of awards in cash, as follows:

1.	Section 2(z) is amended and restated in its entirety as follows:

“Restricted Stock Unit” means a right to receive one share of Stock, cash, other securities, or other property, subject to vesting conditions, the terms of the Plan and the applicable Agreement.

2.	Section 4(a) is amended to add the following sentence to the end thereof:

“Any Award that is settled by the terms of the Plan or the terms of such Award in cash or other property that is not Stock shall not reduce or otherwise count against the number of shares of Stock available for Awards under the Plan, or such other limitations provided for in this Section 4(a).”

3.	Section 6(f)(v) is amended and restated in its entirety as follows:

(v) PAYMENT OR DELIVERY OF SHARES AND OTHER PROPERTY. As soon as practicable after each vesting date of an Award of Restricted Stock Units, and consistent with Section 409A of the Code, payment shall be made in cash or in Stock (as specified in the Award and based upon the Fair Market Value of the Stock on the day all restrictions lapse). Where payment is made in Stock, the Committee shall cause a Stock certificate to be delivered to the Participant with respect to any such Stock free of all restrictions hereunder; alternatively, any such Stock may be delivered electronically. Any number of shares delivered hereunder shall be net of the number of shares withheld pursuant to Section 8(d), and any cash payment delivered hereunder shall be net of cash withheld pursuant to Section 8(d).

4.	Section 8(a) is amended and restated in its entirety as follows:

(a) COMPLIANCE WITH LAWS AND OBLIGATIONS. The Company shall not be obligated to issue or deliver Stock or to make any cash payment in connection with any Award or take any other action under the Plan in a transaction subject to the registration requirements of the Securities Act of 1933, as amended, or any other federal or state securities law, any requirement under any listing agreement between the Company and any national securities exchange or automated quotation system or any other law, regulation or contractual obligation of the Company until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full. Certificates representing shares of Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

5.	Section 8(d) is amended and restated in its entirety as follows:

(d) TAXES. At such times as a Participant has taxable income in connection with an Award granted hereunder (a “Taxable Event”) and (i) the Award is delivered in cash, the Company will require the withholding of a portion of any cash payment in an amount equal to the minimum federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company in connection with the Taxable Event (the “Withholding Taxes”) or (ii) the Award is delivered in shares, the Company may, prior to the issuance or release from escrow of shares, in lieu of a cash payment from the Participant, require the withholding of a portion of the shares then issuable to the Participant having an aggregate Fair Market Value equal to, but not in excess of, the Withholding Taxes.

6.     Except as expressly modified by this Amendment and any prior amendments, all other terms and provisions of the Plan shall remain in full force and effect. To the extent that there is a conflict between this Amendment and the Plan, the provisions of this Amendment shall prevail. All capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.